EXHIBIT 99.1

Upland Software Announces the Successful Completion of Debt Refinancing

July 28, 2025
AUSTIN, Texas-- Upland Software, Inc. (Nasdaq: UPLD) (the “Company” or “Upland Software”), a leader in AI-powered knowledge and content management software, today announced that it has entered into an agreement with private credit direct lender Sound Point Capital to refinance its existing debt with a new $240 million, six-year term loan, extending the maturity of its debt to 2031. The new credit agreement also includes a $30 million revolving credit facility, further enhancing the Company’s financial liquidity.
“We’re pleased to complete this new credit facility with Sound Point Capital, their speed and certainty throughout this process was a differentiator,” said Jack McDonald, Chief Executive Officer and Chairman of Upland Software. “This refinancing enhances our financial flexibility, allowing us to invest further in our AI-powered knowledge and content management software solutions and drive long-term value for our customers and shareholders.”
“Sound Point Capital’s one-stop lending platform was the optimal solution for Upland Software’s next phase of growth and we’re excited to support management and HGGC in their vision,” said Andrew Eversfield, Co-Head of Sound Point Direct Lending.
Morrison & Foerster LLP acted as legal advisor to Upland Software, and Paul Hastings LLP acted as legal advisor to Sound Point Capital.
About Upland Software
Upland Software (Nasdaq: UPLD) is a leader in AI-powered knowledge and content management software. Our solutions help enterprises unlock critical knowledge, automate content workflows, and drive measurable ROI—enhancing customer and employee experiences while supporting regulatory compliance. More than 1,100 enterprise customers rely on Upland Software to solve complex challenges and provide a trusted path for AI adoption.
For more information, visit www.uplandsoftware.com.
About HGGC
HGGC is a values-driven, partnership-focused private investment firm. The firm’s ecosystem of investors, operators, and professionals are united by the shared mission to develop leading enterprises and build long term value together. HGGC invests in technology, business services, financial services and consumer enterprises generally valued between $200M - $1.5B+. The firm is based in Palo Alto, CA and manages over $8 billion in cumulative capital commitments.
For more information, visit www.hggc.com.
About Sound Point Capital
Sound Point Capital is an alternative asset management firm founded in 2008 with particular expertise in credit strategies. Based in New York, with offices in London, Connecticut, Florida and California, the firm manages money on behalf of institutional investors including top-tier pensions, foundations, insurance companies, wealth management firms and family offices. Sound Point's strategies span the spectrum of liquid and illiquid credit alternatives and include funds and managed accounts focused on leveraged loans, special situations, distressed debt, structured credit, direct lending and commercial real estate. Sound Point currently manages $43+ billion of assets and was founded by Stephen J. Ketchum, who is the controlling shareholder. Five principals of Stone Point Capital LLC, as well as Blue Owl GP Stakes, a division of Blue Owl Capital Inc. [NYSE: OWL], and Assured Guaranty Ltd, through one or more subsidiaries, are strategic investors in our business.
For more information, visit www.soundpointcap.com.

The statements and opinions presented above are endorsements provided by an executive of Upland Software. Upland Software is not a client of Sound Point or an investor in private funds managed by Sound Point. Sound Point has not provided any cash or non-cash compensation for the use of these statements. Sound Point's commercial relationship with Upland creates a conflict of interest since the executive has an incentive to make positive statements about Sound Point and its experience to maintain the goodwill with Sound Point. These statements describe the executive’s experience with Sound Point and/or its supervised persons and may not be representative of the experience of others.
Provided for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. All investing involves risk, including the risk of a total loss.

Investor Relations Contacts:
Michael D. Hill
investor-relations@uplandsoftware.com
512-960-1031

Julie Smith
ir@soundpointcap.com
212-895-2293

Media Contacts:
Lloyd Berry media@uplandsoftware.com
Source: Upland Software Inc.

Gregory Cresci
gcresci@soundpointcap.com